UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2023

Inari Medical, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39293	45-2902923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6001 Oak Canyon, Suite 100
Irvine, California		92618
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 923-4747

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	NARI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced on a Form 8-K filed with the Securities and Exchange Commission on August 3, 2022, the Board of Directors (the “Board”) of Inari Medical, Inc. (the “Company”) approved the appointment of Andrew Hykes as the Chief Executive Officer and President of the Company and as a member of the Board of Directors of the Company, effective January 1, 2023. In connection with his appointment, on January 24, 2023, the Compensation Committee approved an amended and restated employment agreement between Mr. Hykes and the Company, effective, January 1, 2023 (the “Agreement”). The material terms of the Agreement are summarized below.

Initial Term. The Agreement has an initial term from January 1, 2023 through December 31, 2028 (the “Expiration Date”), which will automatically renew on the Expiration Date and each anniversary of the Expiration Date thereafter for additional one-year terms unless either we or Mr. Hykes gives notice of non-renewal within sixty days prior to the end of the term.

Base Salary and Bonus. Mr. Hykes will receive an annual base salary of $700,000, which may be increased in the discretion of the Board. Mr. Hykes will also be eligible to earn an annual bonus (with a target of 100% of annual base salary) in an amount to be determined by the Board based on the achievement of individual and/or Company performance goals.

Benefits. Mr. Hykes and his spouse and eligible dependents will be eligible to participate in the health and welfare benefit plans and programs generally available to other similarly situated executives of the Company, and in the retirement, savings, and other benefit plans maintained for the benefit of senior executive officers of the Company.

Severance Terms. If we terminate Mr. Hykes’ employment without Cause or Mr. Hykes terminates his employment for Good Reason (as such terms are defined in the Agreement), he will be entitled to receive: (i) a severance payment equal to his base salary then in effect, payable in substantially equal installments over a period of 12 months and (ii) payment of the employer portion of premiums to continue healthcare coverage under COBRA for a period of 12 months. If we terminate Mr. Hykes’ employment without Cause or Mr. Hykes terminates his employment for Good Reason within three month prior to or 12 months following a Change in Control (as defined in the Agreement), he will be entitled to receive: (i) a severance payment equal to two times his base salary then in effect, payable in substantially equal installments over a period of 24 months (or in a lump sum payment if the Change in Control constitutes a “change in control event” for purposes of Section 409A of the Internal Revenue Code), (ii) payment of a pro-rata portion of Mr. Hykes’ target annual bonus for the year of termination, (iii) payment of the employer portion of premiums to continue healthcare coverage under COBRA for a period of 24 months, and (iv) full acceleration of Mr. Hykes’ outstanding equity awards subject to time-based vesting.

The foregoing description of the terms of the amended and restated employment agreement for Mr. Hykes is a summary which does not purport to be complete and is subject to and qualified in its entirety by reference to Mr. Hykes’ amended and restated employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement, effective January 1, 2023, by and between Inari Medical, Inc. and Andrew Hykes
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INARI MEDICAL, INC.

Date:	January 27, 2023	By:	/s/ Mitchell Hill
Mitchell Hill Chief Financial Officer